UNITED STATED

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MFS GROWTH FUND

MFS GROWTH SERIES

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MFS Investment Management

111 Huntington Avenue

Boston, MA 02199

March 5, 2025

IMPORTANT NOTIFICATION:

MFS® Growth Fund

MFS® Variable Insurance Trust - MFS® Growth Series

MFS® would like to provide an update regarding the MFS Growth Fund and MFS Variable Insurance Trust - MFS Growth Series. On April 4, 2025, MFS will be mailing a proxy statement to investors seeking approval to change the classification of the Funds from "diversified" to "non-diversified".

MFS believes re-classifying the Funds as “non-diversified” is in the best interest of investors and will provide more flexibility to actively manage benchmark relative risk among the largest names in the fund and its index. MFS is advancing this proposal now given the substantial rise in the level of concentration in the market and fund over the past few years.

The special shareholders' meeting is expected to be held on or about June 18, 2025. No assurance can be given that shareholder approval will occur.

The investment philosophy and process of the Funds will remain the same.

We appreciate your continued confidence in MFS and welcome the opportunity to discuss these updates in further detail. For more information, please reach out to your MFS relationship manager or sales contact(s) at 1-800-343-2829. Shareholders may contact their investment professional or view the fund’s updated prospectus or summary prospectus online at mfs.com.